Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Form S-8 (File Nos. 333-87005, 333-49264 and 333-136234) of Central Bancorp, Inc. of our report dated June 13, 2012, on the consolidated balance sheet of Central Bancorp, Inc. and Subsidiary as of March 31, 2012, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the year then ended, appearing in the Annual Report on Form 10-K for Central Bancorp, Inc. for the fiscal year ended March 31, 2012.

/s/ Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts

June 18, 2012